Exhibit 99.1

Media contact:	Charles Keller
612-678-7786
charles.r.keller@ampf.com

Stockholder Contact:	Chris Moran
617-218-3864
christopher.m.moran@ampf.com

Tri-Continental Corporation (NYSE: TY)

Clarification Regarding Tender Offer

NEW YORK, November 26, 2008 – Tri-Continental Corporation (the “Corporation”) (NYSE: TY) today confirmed that its pending offer (the “Offer”) to repurchase up to approximately 35% of its issued and outstanding shares of common stock (“Common Stock”) in exchange for a pro rata portion of the Corporation’s portfolio securities (subject to certain exceptions) and cash (or cash equivalents) at a price equal to 99.25% of the net asset value (“NAV”) per share of Common Stock as of the close of the regular trading session of the New York Stock Exchange on the trading day immediately after the day the repurchase offer expires (the “Repurchase Pricing Date”) is being made solely to U.S. holders of its Common Stock and Qualified U.K. Stockholders (as defined in the Offer to Repurchase, dated November 12, 2008, included in the Schedule TO filed by the Corporation with the Securities and Exchange Commission on November 12, 2008). The Corporation noted that the Offer to Repurchase states that the Offer is not being made, directly or indirectly, in or into, and may not be accepted from within, any jurisdiction in which the making of the offer or the acceptance of the offer would, absent prior registration, filing or qualification under applicable laws, not be in compliance with the laws of that jurisdiction.

None of the Corporation, its Board of Directors or its investment manager is making any recommendation to the Corporation’s stockholders regarding whether to tender Common Stock in the Offer.

This release is not an offer to purchase or the solicitation of an offer to sell shares of the Corporation or a prospectus, circular or representation intended for use in the purchase or sale of Corporation shares. The Offer referred to in this announcement is made only by offers to purchase, as described in the tender offer statement filed with the SEC. Stockholders of the Corporation should read the tender offer statement carefully because they contain important information on the Corporation and the tender offers. Stockholders may obtain the Offer statement and other filed documents for free at the SEC’s web site at http://www.sec.gov, the Corporation’s website, www.tricontinental.com, or from Georgeson Inc., the Corporation’s Information Agent, by calling 1-888-219-8293, Monday through Friday between the hours of 9:00 a.m. and 11:00 p.m., Eastern time, or Saturday between the hours of 10:00 a.m. and 4:00 p.m., Eastern time (except holidays).

Until the Offer expires, NAV quotations can be obtained from Georgeson Inc. at the telephone number listed in the paragraph above.

The Corporation is one of the nation’s largest, diversified, publicly traded closed-end equity investment companies and has paid dividends for 64 consecutive years. Effective November 7,

2008, the Corporation is managed by RiverSource Investments, LLC, a wholly owned subsidiary of Ameriprise Financial, Inc. Prior to then, the Corporation was managed by J. & W. Seligman & Co. Incorporated. Seligman Advisors, Inc. is the principal underwriter of the Seligman mutual funds.

The net asset value of shares may not always correspond to the market price of such shares. Common Stock of many closed-end funds frequently trade at a discount from their net asset value. The Corporation is subject to stock market risk, which is the risk that stock prices overall will decline over short or long periods, adversely affecting the value of an investment in the Corporation.

You should consider the investment objectives, risks, charges, and expenses of the Corporation carefully before investing. A prospectus containing information about the Corporation (including its investment objectives, risks, charges, expenses, and other information about the Corporation) may be obtained by contacting your financial advisor or Seligman Advisors, Inc. at 800-221-2783. The prospectus should be read carefully before investing in the Corporation.

There is no guarantee that the Corporation’s investment goals/objectives will be met, and you could lose money.